UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 20, 2009

ROHM AND HAAS COMPANY
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-03507	23-1028370
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Independence Mall West, Philadelphia, Pennsylvania		19106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(215) 592-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On January 19, 2009, Rohm and Haas Company (the "Company") issued a press release announcing a second set of actions to adjust its operations and cost structure to reflect the slowing economy and widespread market weakness (See Item 2.05 and 2.06 below). The press release also noted that the Company expects adjusted earnings per share from continuing operations for the fourth quarter of 2008 to exceed the current analyst consensus estimate. The press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Adjusted earnings per share excludes various special items such as restructuring and asset impairment charges, costs related to the proposed merger with The Dow Chemical Company, and other one-time costs such as the impact of hurricanes on the Company’s operations.

This Item 2.02 is being "furnished" and shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The initiatives noted in Item 2.02, which build on actions announced in June of last year, will impact approximately 900 positions across all regions and businesses within the Company except Salt, and are expected to result in approximately $90 million in pre-tax restructuring and asset impairment charges in the fourth quarter of 2008. The actions are expected to be completed predominantly in 2009, and are intended to deliver pre-tax run-rate savings of approximately $90 million. Major elements of the plan are:

- Adjusting production schedules in some manufacturing facilities to reflect current market softness;
- Realigning the Company’s manufacturing footprint to better utilize assets, including idling or closing underutilized plants;
- Reducing commercial-related positions that have been directly impacted by lower market demand; and
- Freezing discretionary spending and employee salaries, where possible, for 2009.

Approximately $70 million of the pre-tax charge relates to severance and employee benefits and is expected to be paid over the next 18 months. The remainder of the charge relates to asset impairments as noted in Item 2.06. The Company expects to incur additional cash costs of approximately $20 million, primarily related to contract termination and dismantlement costs, as well as accelerated depreciation costs of approximately $25 million during the next 18 months in connection with these actions.

Item 2.06 Material Impairments.

As a result of the actions taken as noted in item 2.05, the Company has determined that certain assets have been impaired, resulting in a non cash pre-tax charge of approximately $20 million of the $90 million pre-tax total charge noted in Item 2.05.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release issued by Rohm and Haas Company. (Exhibit 99.1 is being "furnished" shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.)

Exhibit 99.1 and the information contained in Item 2.02 of this report on Form 8-K are being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

This report on Form 8-K contains forward-looking statements that involve risks and uncertainties and are subject to change based on various factors. These factors include, but are not limited to (1) the cost of raw materials, natural gas, and other energy sources, and the ability to achieve price increases to offset such cost increases; (2) development of operational efficiencies; (3) changes in foreign currencies; (4) changes in interest rates; (5) the continued timely development and acceptance of new products and services; (6) the impact of competitive products and pricing; (7) the impact of new accounting standards; (8) assessments for asset impairments; (9) the impact of tax and other legislation and regulation in the jurisdictions in which the company operates; (10) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between Rohm and Haas Company and The Dow Chemical Company or to the failure of any condition to be satisfied; (11) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (12) the possibility that Rohm and Haas may be adversely affected by other economic, business, and/or competitive factors. Many of these factors are beyond Rohm and Haas’s ability to control or predict. Actual results could vary materially from those expressed or implied in the forward-looking statement. Further information about these and other risks can be found in the Company's SEC 10-K filing of February 21, 2008, and updated in the 8-K filing on June 6, 2008. This press release speaks only as of its date. Rohm and Haas is under no duty to update this information. Copies of all recent SEC filings, and additional information about Rohm and Haas, are available through our web site: www.rohmhaas.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROHM AND HAAS COMPANY

January 22, 2009	By:	Jacques M. Croisetiere

Name: Jacques M. Croisetiere
Title: Executive Vice President,Chief Financial Officer, Chief Strategy Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Rohm and Haas Company